Exhibit 99.1
Harris Corporation Reports Strong Third Quarter Orders, Revenue and Earnings
Increases Fiscal 2010 Guidance; Expects Higher Revenue and Earnings in Fiscal 2011
MELBOURNE, Florida, April 28, 2010 — Harris Corporation (NYSE:HRS) reported GAAP income from continuing operations for the third quarter of fiscal 2010 of $166 million, or $1.27 per diluted share, compared with $136 million, or $1.02 per diluted share, in the prior-year quarter. Excluding acquisition-related costs, non-GAAP income from continuing operations in the third quarter of fiscal 2010 was $170 million, or $1.30 per diluted share, compared with $136 million, or $1.02 per diluted share, in the prior-year quarter. Revenue for the third quarter of fiscal 2010 was $1.33 billion, compared with $1.21 billion for the third quarter of fiscal 2009. Orders in the third quarter were $1.45 billion, compared with $1.03 billion in the prior-year quarter. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 7, along with the accompanying notes.
“Earnings in the third quarter increased 25 percent, reflecting continued excellent operating performance in RF Communications and Government Communications Systems,” said Howard L. Lance, chairman, president and chief executive officer. “Revenue increased 10 percent for the company, and higher orders across all of our segments should continue to drive double-digit revenue growth in the fourth quarter. Our strategy of investing in new technology and applications to solve our customers’ complex, mission-critical, and quickly evolving communications and information technology needs is working. Higher orders, strong backlog and a robust opportunity pipeline should position Harris for achieving another year of higher revenue and earnings in fiscal 2011.”
Increased Earnings Guidance
The company has increased its guidance for non-GAAP income from continuing operations for fiscal 2010 to a range of $4.35 to $4.45 per diluted share ($4.23 to $4.33 per diluted share on a GAAP basis). This increase compares with a previous range of $4.25 to $4.35 per diluted share ($4.13 to $4.23 per diluted share on a GAAP basis). Fiscal 2010 non-GAAP earnings guidance excludes acquisition-related costs. Revenue in fiscal 2010 is still expected to be in a range of $5.2 to $5.3 billion.
Guidance for fiscal 2011 earnings is being initiated in a range of $4.55 to $4.65 per diluted share, representing a year-over-year increase of 3 to 6 percent, compared with the mid-point of fiscal 2010 non-GAAP guidance. Fiscal 2011 revenue is expected to be in a range of $5.5 to $5.6 billion, representing a year-over-year increase of 5 to 7 percent compared with the mid-point of fiscal 2010 guidance.

RF Communications
Third quarter orders for the RF Communications segment totaled $656 million, including $488 million in the Tactical Radio Communications business and $168 million in the Public Safety and Professional Communications business. At the end of the third quarter, total backlog in RF Communications was $1.50 billion, including $1.01 billion in the Tactical Radio Communications business and $489 million in the Public Safety and Professional Communications business.
Revenue for RF Communications in the third quarter was $551 million, compared with $439 million in the prior-year quarter. Revenue included $429 million in Tactical Radio Communications, driven primarily by deliveries to the U.S. Army, Marine Corps and Air Force. Revenue in Public Safety and Professional Communications was $122 million.
Operating income for RF Communications was $205 million in the third quarter, compared with $151 million in the prior-year quarter. Non-GAAP operating income, which excludes acquisition-related costs, was $208 million. Non-GAAP operating margin was very strong at 37.8 percent due to favorable product mix, cost-reduction actions implemented in the second half of fiscal 2009, and operational efficiencies.
New orders for tactical radio communication systems in the quarter were driven by:
•	accelerating customer adoption of the company’s next-generation Falcon III® radios in U.S. and international markets;

•	equipping the military’s 6,644 M-ATVs (Mine Resistant Ambush Protected All-Terrain Vehicles); and

•	strengthening international demand.
Demand has increased for the company’s JTRS-approved, Falcon III family of ground tactical radios. At the end of the third quarter year-to-date Falcon III orders totaled $620 million. The field-proven radios are providing warfighters with unprecedented situational awareness, bringing new applications such as streaming video for the first time to the tactical edge of the battlefield.
Major Falcon III radio wins in the third quarter included a $73 million order from the U.S. Marines for Falcon III AN/PRC-117G multiband manpack radio systems to provide high-speed networking applications such as streaming video and a $12 million order from the U.S. Marines to upgrade existing Falcon III AN/VRC-110 multiband, multimode vehicular tactical radio systems from 20-watt to 50-watt systems to improve communications over longer distances and enhance reliability in rough terrain. Harris also received a $74 million order for Falcon III AN/PRC-152(C) multiband handheld radio systems in vehicular adapters to equip the military’s new 6,644 M-ATVs. Following the close of the quarter, Harris received a $20 million order from a Department of Defense customer for Falcon III AN/PRC-117G multiband manpack radio systems.

Other significant U.S. orders in the third quarter included a $78 million order for Falcon II® AN/VRC-104 high-frequency (HF) tactical radio systems also to equip the military’s 6,644 M-ATVs. Following the close of the quarter, Harris received a $101 million order for Falcon II AN/PRC-117F multiband vehicular radios to equip the next phase of M-ATV purchases and to retrofit other existing MRAP vehicles.
International tactical radio wins in the third quarter included a $112 million order from the Australian Department of Defence that was predominantly Falcon III AN/PRC-152(C) multiband handheld radios to provide next-generation battlefield networking capabilities. Other major international orders included a $44 million order for Falcon II RF-5800H HF radio systems from a country in Asia, and a $10 million order for Falcon II RF-5800H HF radio systems from the Iraq Ministry of Interior.
In the Public Safety and Professional Communications business, Harris was awarded orders totaling $100 million to upgrade the Miami-Dade County public communications infrastructure to a modern, P25 standards-based digital radio system. The flexible system platform will serve more than 80 agencies and 32,000 users, increasing functionality and improving interoperability among first responders and other radio system users. Also, a $13 million order was received in the quarter for our OpenSky® system to connect employees at a Texas-based public utility serving 50 counties.
Following the close of the quarter, Harris received an order from the New York State Police for 1,100 Unity™ XG-100P multiband radios. The Unity radios will provide interoperability between the state police and local, metro and county law enforcement organizations. In a single radio, the state police will be able to communicate with local systems that are conventional or digital, and that operate on the various VHF, UHF, 700 MHz or 800 MHz bands.
Government Communications Systems
Third quarter revenue for the Government Communications Systems segment was $666 million, compared with $649 million in the prior-year quarter. Operating income was $90 million in the third quarter, compared with $74 million in the prior-year quarter. Operating margin was strong at 13.6 percent and reflected continued excellent program performance and award fees.

Revenue increased for the Geostationary Operational Environmental Satellite-Series R Ground Segment (GOES-R GS) weather program for the National Oceanic and Atmospheric Administration (NOAA), the Modernization of Enterprise Terminals (MET) program for the U. S. Army, the IT services relocation program for the U.S. Southern Command (USSOUTHCOM) and several classified programs for national intelligence customers. Revenue also benefited from several small, recent acquisitions related primarily to the new growth initiatives of Cyber Integrated Solutions and Healthcare Solutions. Revenue from the Field Data Collection Automation (FDCA) program for the U.S. Census Bureau’s 2010 census declined as the program nears completion.
In the third quarter, Harris was awarded a three-year, $72 million contract from the Department of Veterans Affairs (VA) for further improvements to the complex billing and collection activities of the VA, one of the largest healthcare delivery organizations in the world with 21 networks and 170 medical centers nationwide. The contract was awarded after successfully implementing a pilot project for its Mid-Atlantic region.
Also during the quarter, Harris was awarded a $25 million contract to provide Highband Networking Radios (HNR) to form the communications backbone of the U.S. Army’s new Integrated Air and Missile Defense Battle Command System (IBCS). The radios provide the first-ever use of directive beam technology to achieve higher throughput over longer distances in a robust, self-forming and self-healing directional mesh network.
Following the close of the quarter, Harris received a four-year, $35 million network operations support contract for the Defense Commissary Agency Global Network Services.
Broadcast Communications
Orders in the Broadcast Communications segment were $130 million in the third quarter. Orders were significantly higher compared with the prior-year quarter of $108 million, but somewhat lower than second quarter orders of $139 million. Revenue in the third quarter was $123 million compared with $132 million in the prior-year quarter, but was sequentially higher than second quarter revenue of $117 million. Operating loss in the third quarter was $5 million, compared with operating income of $2 million in the prior-year quarter and an operating loss of $5 million in the second quarter.
Operating performance for the segment is being impacted by a still relatively weak U.S. broadcaster market and continued investment to pursue opportunities in the international and new media markets. Additional cost-reduction actions will be implemented in the fourth quarter, which are expected to improve operating performance and allow continued investment in opportunity rich international and new media markets.

Orders in the second and third quarters suggest that the market is bottoming and showing some signs of improvement. In the international arena, opportunities are significant, but projects have longer lead times and start-up phases. New media growth initiatives — such as the in-arena network for the National Basketball Association Orlando Magic that will combine IPTV and digital signage and will merge broadcast technology with IT infrastructure — are beginning to contribute to revenue.
Orders in the quarter included a $12 million order from Cox Broadcasting for a traffic and billing system that provides access to order processing, sales management reporting, sales proposal generation, and research and administrator features — all in one comprehensive suite of applications. A $4 million order was received from Abu Dhabi Media Company for a high-definition production and playout center, making it the first broadcaster in the Middle East to implement an end-to-end tapeless platform for HD production. Also in the quarter, Harris received a $4 million order from the country of Rwanda for a turnkey DVB-T standard transmission solution in support of the country’s transition from analog to digital.
At the 2010 National Association of Broadcasters (NAB) show held earlier this month in Las Vegas, Harris made several announcements related to new growth initiatives. Harris introduced the industry’s first and most comprehensive end-to-end workflow for 3D applications. The company also joined with the Open Mobile Video Coalition to announce new mobile TV trials in Washington, D.C. next month. And, CEO Howard Lance served as keynote speaker at NAB’s Second Annual Military and Government Summit, highlighting how crossover commercial and government technologies — such as the company’s Full-Motion Video Asset Management Engine (FAME™) — can speed innovation and create actionable intelligence within both markets.
Harris will host a conference call today, April 28, at 4:30 p.m. Eastern Time (ET) to discuss its third quarter fiscal 2010 financial results. The dial-in number for the teleconference is (719) 325-4800. The access code is 2854826. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, which will be broadcast live at www.harris.com/conference-call. A replay of the teleconference will be available beginning at 8:30 p.m. ET on April 28, and will run until midnight ET on Wednesday, May 5. To access the replay, please call (719) 457-0820, access code 2854826. A recording of the call also will be available on the Harris website beginning at 7 p.m. ET on April 28.

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and more than 15,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
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Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including income from continuing operations and income from continuing operations per diluted share for the third quarter of fiscal 2010, in each case excluding charges for acquisition-related costs; operating income and margins for the RF Communications segment, excluding acquisition-related costs; and fiscal 2010 guidance for income from continuing operations per diluted share and the percentage increase of fiscal 2011 guidance for earnings per diluted share over fiscal 2010 guidance for non-GAAP income from continuing operations per diluted share, in each case excluding acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (tables).
# # #
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2010 and fiscal 2011; the potential value of contract awards; and statements regarding outlook, including expected revenue and orders. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and the recession in the United States and general downturn in the global economy. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ’10 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Three Quarters Ended
	April 2,	April 3,	April 2,	April 3,
	2010	2009	2010	2009
	(In millions, except per share amounts)
Revenue from product sales and services	$1,329.5	$1,205.1	$3,750.2	$3,710.9

Cost of product sales and services	(820.0)	(813.3)	(2,410.7)	(2,530.5)
Engineering, selling and administrative expenses	(245.0)	(188.4)	(672.8)	(569.8)
Non-operating income (loss)	(0.5)	6.6	(1.0)	(2.2)
Interest income	0.4	0.7	1.1	2.6
Interest expense	(18.1)	(12.6)	(54.5)	(38.8)

Income from continuing operations before income taxes	246.3	198.1	612.3	572.2
Income taxes	(80.1)	(62.2)	(202.1)	(176.3)

Income from continuing operations	166.2	135.9	410.2	395.9
Discontinued operations, net of income taxes	—	(21.7)	—	(201.6)

Net income	$166.2	$114.2	$410.2	$194.3

Net income per common share

Basic
Continuing operations	$1.27	$1.02	$3.13	$2.97
Discontinued operations	—	(0.16)	—	(1.51)

	$1.27	$.86	$3.13	$1.46

Diluted
Continuing operations	$1.27	$1.02	$3.12	$2.96
Discontinued operations	—	(0.16)	—	(1.51)

	$1.27	$.86	$3.12	$1.45

Cash dividends paid per common share	$.22	$.20	$.66	$.60

Basic weighted average shares outstanding	130.4	132.7	131.0	133.3
Diluted weighted average shares outstanding	130.7	133.1	131.3	133.8

Table 2
HARRIS CORPORATION
FY ’10 Third Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Three Quarters Ended
	April 2,	April 3,	April 2,	April 3,
	2010	2009	2010	2009
	(In millions)
Revenue
RF Communications	$550.7	$439.1	$1,437.3	$1,292.5
Government Communications Systems	665.7	648.7	1,980.7	2,005.8
Broadcast Communications	123.0	132.2	358.5	453.4
Corporate eliminations	(9.9)	(14.9)	(26.3)	(40.8)

	$1,329.5	$1,205.1	$3,750.2	$3,710.9

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications	$204.7	$151.3	$487.3	$437.5
Government Communications Systems	90.4	73.9	263.1	225.4
Broadcast Communications	(5.2)	1.9	(9.7)	19.2
Unallocated corporate expense	(23.0)	(18.8)	(67.0)	(56.8)
Corporate eliminations	(2.4)	(4.9)	(7.0)	(14.7)
Non-operating income (loss)	(0.5)	6.6	(1.0)	(2.2)
Net interest expense	(17.7)	(11.9)	(53.4)	(36.2)

	$246.3	$198.1	$612.3	$572.2

Table 3
HARRIS CORPORATION
FY ’10 Third Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Quarters Ended
	April 2,	April 3,
	2010	2009
	(In millions)
Operating Activities
Net income	$410.2	$194.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	121.0	127.5
Purchased in-process research and development write-off	—	2.4
Share-based compensation	28.8	27.5
Non-current deferred income taxes	(0.6)	(7.6)
Impairment of securities available-for-sale	—	7.6
Impairment of goodwill and other long-lived assets	—	301.0
Noncontrolling interest in discontinued operations, net of income taxes	—	(155.1)
(Increase) decrease in:
Accounts and notes receivable	119.7	(30.0)
Inventories	(46.9)	(48.0)
Increase (decrease) in:
Accounts payable and accrued expenses	(65.2)	(66.2)
Advance payments and unearned income	38.9	24.0
Income taxes	24.5	(3.6)
Other	4.9	30.7

Net cash provided by operating activities	635.3	404.5

Investing Activities
Cash paid for acquired businesses	(40.2)	(9.1)
Additions of property, plant and equipment	(129.9)	(86.8)
Additions of capitalized software	(6.3)	(10.1)
Cash paid for short-term investments available-for-sale	—	(1.2)
Proceeds from the sale of short-term investments available-for-sale	—	3.7

Net cash used in investing activities	(176.4)	(103.5)

Financing Activities
Proceeds from borrowings	—	78.5
Repayments of borrowings	(106.6)	(80.5)
Proceeds from exercises of employee stock options	12.1	7.6
Repurchases of common stock	(155.7)	(132.2)
Cash dividends	(86.4)	(80.1)

Net cash used in financing activities	(336.6)	(206.7)

Effect of exchange rate changes on cash and cash equivalents	2.2	(12.3)

Net increase in cash and cash equivalents	124.5	82.0

Cash and cash equivalents, beginning of year	281.2	370.0

Cash and cash equivalents, end of quarter	405.7	452.0

Less cash and cash equivalents of discontinued operations	—	(115.6)

Cash and cash equivalents of continuing operations, end of quarter	$405.7	$336.4

Table 4
HARRIS CORPORATION
FY ’10 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	April 2,	July 3,
	2010	2009
	(In millions)
Assets

Cash and cash equivalents	$405.7	$281.2
Receivables	656.6	770.8
Inventories	647.2	607.2
Income taxes receivable	—	21.0
Current deferred income taxes	144.3	117.2
Other current assets	58.1	62.0
Property, plant and equipment	584.3	543.2
Goodwill	1,576.8	1,507.1
Intangible assets	306.4	335.6
Non-current deferred income taxes	93.7	85.3
Other non-current assets	154.6	134.5

	$4,627.7	$4,465.1

Liabilities and Shareholders’ Equity

Short-term debt	$—	$105.7
Accounts payable	341.5	368.0
Compensation and benefits	191.6	224.9
Other accrued items	302.6	288.7
Advance payments and unearned income	160.6	121.7
Income taxes payable	16.0	—
Current portion of long-term debt	0.8	0.7
Long-term debt	1,176.7	1,177.3
Long-term contract liability	135.7	145.6
Other long-term liabilities	185.3	163.4
Shareholders’ equity	2,116.9	1,869.1

	$4,627.7	$4,465.1

HARRIS CORPORATION
FY ’10 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income from continuing operations before income taxes; income taxes; income from continuing operations; and income from continuing operations per diluted common share adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ’10 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	April 2, 2010			April 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,329.5	$—	$1,329.5	$1,205.1	$—	$1,205.1

Cost of product sales and services (A)	(820.0)	1.0	(819.0)	(813.3)	—	(813.3)
Engineering, selling and administrative expenses (B)	(245.0)	4.3	(240.7)	(188.4)	—	(188.4)
Non-operating income (loss)	(0.5)	—	(0.5)	6.6	—	6.6
Interest income	0.4	—	0.4	0.7	—	0.7
Interest expense	(18.1)	—	(18.1)	(12.6)	—	(12.6)

Income from continuing operations before income taxes	246.3	5.3	251.6	198.1	—	198.1
Income taxes (C)	(80.1)	(2.0)	(82.1)	(62.2)	—	(62.2)

Income from continuing operations	$166.2	$3.3	$169.5	$135.9	$—	$135.9

Income from continuing operations per diluted common share	$1.27	$.03	$1.30	$1.02	$—	$1.02

	Three Quarters Ended			Three Quarters Ended
	April 2, 2010			April 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$3,750.2	$—	$3,750.2	$3,710.9	$—	$3,710.9

Cost of product sales and services (A)	(2,410.7)	5.0	(2,405.7)	(2,530.5)	—	(2,530.5)
Engineering, selling and administrative expenses (B)	(672.8)	11.0	(661.8)	(569.8)	—	(569.8)
Non-operating loss	(1.0)	—	(1.0)	(2.2)	—	(2.2)
Interest income	1.1	—	1.1	2.6	—	2.6
Interest expense	(54.5)	—	(54.5)	(38.8)	—	(38.8)

Income from continuing operations before income taxes	612.3	16.0	628.3	572.2	—	572.2
Income taxes (C)	(202.1)	(5.9)	(208.0)	(176.3)	—	(176.3)

Income from continuing operations	$410.2	$10.1	$420.3	$395.9	$—	$395.9

Income from continuing operations per diluted common share	$3.12	$.08	$3.20	$2.96	$—	$2.96

Table 6
HARRIS CORPORATION
FY ’10 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Business Segment Information
(Unaudited)

	Quarter Ended			Quarter Ended
	April 2, 2010			April 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$550.7	$—	$550.7	$439.1	$—	$439.1
Government Communications Systems	665.7	—	665.7	648.7	—	648.7
Broadcast Communications	123.0	—	123.0	132.2	—	132.2
Corporate eliminations	(9.9)	—	(9.9)	(14.9)	—	(14.9)

	$1,329.5	$—	$1,329.5	$1,205.1	$—	$1,205.1

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications (D)	$204.7	$3.7	$208.4	$151.3	$—	$151.3
Government Communications Systems (E)	90.4	1.6	92.0	73.9	—	73.9
Broadcast Communications	(5.2)	—	(5.2)	1.9	—	1.9
Unallocated corporate expense	(23.0)	—	(23.0)	(18.8)	—	(18.8)
Corporate eliminations	(2.4)	—	(2.4)	(4.9)	—	(4.9)
Non-operating income (loss)	(0.5)	—	(0.5)	6.6	—	6.6
Net interest expense	(17.7)	—	(17.7)	(11.9)	—	(11.9)

	$246.3	$5.3	$251.6	$198.1	$—	$198.1

	Three Quarters Ended			Three Quarters Ended
	April 2, 2010			April 3, 2009
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$1,437.3	$—	$1,437.3	$1,292.5	$—	$1,292.5
Government Communications Systems	1,980.7	—	1,980.7	2,005.8	—	2,005.8
Broadcast Communications	358.5	—	358.5	453.4	—	453.4
Corporate eliminations	(26.3)	—	(26.3)	(40.8)	—	(40.8)

	$3,750.2	$—	$3,750.2	$3,710.9	$—	$3,710.9

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications (D)	$487.3	$12.9	$500.2	$437.5	$—	$437.5
Government Communications Systems (E)	263.1	3.1	266.2	225.4	—	225.4
Broadcast Communications	(9.7)	—	(9.7)	19.2	—	19.2
Unallocated corporate expense	(67.0)	—	(67.0)	(56.8)	—	(56.8)
Corporate eliminations	(7.0)	—	(7.0)	(14.7)	—	(14.7)
Non-operating loss	(1.0)	—	(1.0)	(2.2)	—	(2.2)
Net interest expense	(53.4)	—	(53.4)	(36.2)	—	(36.2)

	$612.3	$16.0	$628.3	$572.2	$—	$572.2

Table 7
HARRIS CORPORATION
FY ’10 Third Quarter Summary
Reconciliation of FY ’11 GAAP Income from Continuing Operations per Diluted
Share Guidance to FY ’10 GAAP Income from Continuing Operations per Diluted
Share and FY ’10 Non-GAAP Income from Continuing Operations per Diluted
Share Guidance
(Unaudited)

	Fiscal Year 2010	Fiscal Year 2011
	(Guidance)	(Guidance)	Percent Change*
GAAP income from continuing operations per diluted share	$4.23 to $4.33	$4.55 to $4.65	6% to 9%
Charges associated with the acquisition of Tyco Electronics Wireless Systems (F)	$0.10	$—
Charges associated with the acquisitions of Crucial Security, Inc., the ATC Business Unit of SolaCom Technologies Inc. and Patriot Technologies, LLC(G)	$0.02	$—

Non-GAAP income from continuing operations per diluted share	$4.35 to $4.45	$4.55 to $4.65	3% to 6%

*	Compared to midpoint of Fiscal Year 2010 Guidance.

HARRIS CORPORATION
FY ’10 Third Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 7:
Note A – Adjustments to cost of product sales and services for the quarter ended April 2, 2010 are due to integration costs associated with our acquisition of the Tyco Electronics Wireless Systems business (“Wireless Systems”) from Tyco Electronics Ltd. ($1.0 million). Adjustments to cost of product sales and services for the three quarters ended April 2, 2010 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($5.0 million).
Note B – Adjustments to engineering, selling and administrative expenses for the quarter ended April 2, 2010 are due to integration costs associated with our acquisitions of Wireless Systems ($2.7 million), Crucial Security, Inc. (“Crucial”) ($0.6 million), the ATC Business Unit of SolaCom Technologies Inc. (“SolaCom ATC”) ($0.2 million) and Patriot Technologies, LLC (“Patriot”) ($0.8 million). Adjustments to engineering, selling and administrative expenses for the three quarters ended April 2, 2010 are due to integration costs associated with our acquisitions of Wireless Systems ($7.9 million), Crucial ($1.4 million), SolaCom ATC ($0.8 million) and Patriot ($0.9 million).
Note C – Adjustments to our income taxes are primarily based on our U.S. marginal tax rate.
Note D – Adjustments to our RF Communications segment operating income for the quarter ended April 2, 2010 are due to integration costs associated with our acquisition of Wireless Systems ($3.7 million). Adjustments to our RF Communications segment operating income for the three quarters ended April 2, 2010 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($12.9 million).
Note E – Adjustments to our Government Communications Systems segment operating income for the quarter ended April 2, 2010 are due to integration costs associated with our acquisitions of Crucial ($0.6 million), SolaCom ATC ($0.2 million) and Patriot ($0.8 million). Adjustments to our Government Communications Systems segment operating income for the three quarters ended April 2, 2010 are due to integration costs associated with our acquisitions of Crucial ($1.4 million), SolaCom ATC ($0.8 million) and Patriot ($0.9 million).
Note F – Adjustment for estimated pre-tax charges of $21.0 million ($.10 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisition of Wireless Systems.
Note G – Adjustment for estimated pre-tax charges of $4.3 million ($.02 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisitions of Crucial, SolaCom ATC and Patriot.